Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Announces Golden Corral Franchising’s Exercise of Its

Right of First Refusal to Purchase Golden Corral Units

CINCINNATI, Ohio — March 22, 2012 — Frisch’s Restaurants, Inc. (NYSE Amex: FRS) today announced that Golden Corral Franchising Systems, Inc. has exercised its right of first refusal to purchase substantially all of Frisch’s Golden Corral operations and real estate, consisting of restaurants in Ohio, Indiana, Kentucky, West Virginia and Pennsylvania, upon the same terms of the contract previously announced with NRD Holdings, LLC. Founded in 1973, Golden Corral Franchising Systems is privately held and currently has 485 franchised and company-operated restaurants in 41 states. Terms of the transaction will be disclosed upon close of the transaction, which is anticipated to occur by the close of the company’s fiscal year end of May 29, 2012. The sale is subject to customary financing, due diligence and closing contingencies.

About Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The company also operates 29 grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio; Louisville, Kentucky and Pittsburgh, Pennsylvania which includes locations in the adjoining states of Indiana and West Virginia.

The company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

###